EXHIBIT 99.1

NAUTILUS, INC. REPORTS STRONG RESULTS FOR THE THIRD QUARTER 2015

Third Quarter Revenue Increased 20% Over Prior Year to $70.7 million

Third Quarter EPS from Continuing Operations Increased 50% to 12 cents per share

VANCOUVER, WASHINGTON, November 2, 2015 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter ended September 30, 2015.

Net sales for the third quarter of 2015 totaled $70.7 million, a 19.7% increase compared to $59.1 million in the same quarter of 2014. The strong growth was driven by higher sales in both the Direct and Retail segments. For the first nine months of 2015, net sales were $226.6 million, an increase of 26.2% over the same period last year. Gross margins for the third quarter improved by 250 basis points to 51.2%, reflecting a margin increase in the Direct segment, a favorable mix between segments, and higher royalty revenue as a percentage of total net sales. Operating income from continuing operations for the third quarter of 2015 was $6.4 million, a 49.2% increase over operating income from continuing operations of $4.3 million reported in the same quarter of 2014. The increase in operating income primarily reflects higher net sales and gross margins in the Direct segment, higher royalty revenue, and improved leverage of general and administrative costs across the higher sales volumes. For the first nine months of 2015, operating income from continuing operations was $27.9 million, compared to $15.7 million in the same period last year, an increase of 78.3%.

Income from continuing operations for the third quarter of 2015 was $3.9 million, or $0.12 per diluted share, compared to income from continuing operations of $2.7 million, or $0.08 per diluted share, for the third quarter of last year. For the first nine months of 2015, income from continuing operations was $17.0 million, or $0.53 per diluted share, compared to $9.9 million, or $0.31 per diluted share, in the same period last year, an increase of 71.0%.

For the third quarter of 2015, the Company reported net income of $3.7 million, or $0.12 per diluted share, which includes a loss from discontinued operations of $0.1 million. In the third quarter of 2014, the Company reported net income of $2.5 million, or $0.08 per diluted share, which included a $0.2 million loss from discontinued operations.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our third quarter performance is a result of continued successful execution across all aspects of our business. Strong top line growth of 20% reflects steady momentum for the Max Trainer product line in the Direct segment, coupled with increased market penetration in a number of product categories within the Retail segment. As importantly, we delivered robust operating income growth of 49% for the quarter, resulting from the higher sales and consolidated gross margins, as well as further leverage of supply chain and general and administrative costs.”

Mr. Cazenave continued, “At our recent new product showcase event, we introduced new strength and cardio products that will launch in the coming months. We are encouraged by initial retailer and consumer response and interest in our newest products, which feature enhanced connectivity and more interactive and tailored workouts. These products re-affirm our commitment to further diversify our portfolio and to drive the business for long-term profitable growth via industry leading design and innovation.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $42.9 million in the third quarter of 2015, an increase of 24.3% over the comparable period last year. Direct segment sales benefited from continued strong demand for cardio products, especially the Bowflex

Max Trainer® product line. For the first nine months of 2015, net sales for the Direct segment were $158.6 million, an increase of 34.9% over the same period last year.

Operating income for the Direct segment was $5.4 million for the third quarter of 2015, an increase of 30.5% compared to the third quarter 2014. Operating income benefited from higher net sales and gross margins. Gross margin for the Direct business improved 210 basis points to 64.3% for the third quarter of 2015, compared to 62.2% in the third quarter of last year. Gross margin improvement reflected leveraging of supply chain costs and lower reserve requirements.

Net sales for the Retail segment were $25.7 million in the third quarter of 2015, an increase of 9.6% when compared to $23.5 million in the third quarter last year. The improvement in Retail net sales reflects strong SelectTech® dumbbell sales coupled with continued retailer and consumer acceptance of the Company’s new lineup of cardio products. For the first nine months of 2015, net sales for the Retail segment totaled $64.4 million, an increase of 9.9% over the same period last year.

Operating income for the Retail segment was $3.2 million for the third quarter of 2015 compared to $3.7 million in the third quarter of last year. The decline in Retail operating income was primarily due to increased investments in research and development along with higher selling and marketing expenses. Retail gross margin was 25.6% in the third quarter of 2015, compared to 26.5% in the same quarter of the prior year. Retail gross margins for the third quarter of 2015 were negatively impacted by unfavorable product and customer mix, reflecting increased sales of lower margin treadmills and lower sales to Canadian customers.

Royalty revenue in the third quarter 2015 was $2.1 million, compared to $1.1 million for the same quarter of last year. Royalty revenue increased due to the resumption of royalty payments under certain license agreements, along with the payment of back royalties attributable to the first and second quarters of 2015.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of September 30, 2015, the Company had cash and investments of $74.7 million and no debt, compared to cash and investments of $72.2 million and no debt at year end 2014. Working capital of $94.0 million as of September 30, 2015 was $11.0 million higher than the 2014 year-end balance of $83.1 million, primarily due to growth in inventory. Inventory as of September 30, 2015 was $35.6 million, compared to $24.9 million as of December 31, 2014 and $21.3 million at the end of the third quarter last year. The increase in inventory compared to the 2014 year-end balance and the third quarter of last year is due to higher net sales, new product introductions, and the addition of a new distribution center.

The Company utilized $9.6 million during the third quarter of 2015 and a total of $11.6 million in the nine months ended September 30, 2015 to repurchase shares of its common stock under the $15.0 million share repurchase program it announced in November, 2014. Up to an additional $3.4 million may be expended for share repurchases under the program.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the third quarter ended September 30, 2015 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, November 2, 2015. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 899-2086 in North America and international listeners may call (212) 231-2932. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, November 2, 2015, through 6:30 p.m. ET, November 16, 2015. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21780107.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products; anticipated demand for the Company’s new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine months ended September 30, 2015 and 2014 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$70,690	$59,067	$226,624	$179,517
Cost of sales	34,481	30,272	105,870	87,461
Gross profit	36,209	28,795	120,754	92,056

Operating expenses:
Selling and marketing	21,742	17,086	70,193	54,549
General and administrative	5,505	5,745	15,376	16,507
Research and development	2,573	1,683	7,259	5,338
Total operating expenses	29,820	24,514	92,828	76,394

Operating income	6,389	4,281	27,926	15,662
Other, net	40	52	(265)	(53)
Income from continuing operations before income taxes	6,429	4,333	27,661	15,609
Income tax provision	2,556	1,669	10,710	5,699
Income from continuing operations	3,873	2,664	16,951	9,910
Loss from discontinued operations	(145)	(177)	(67)	(1,492)
Net income	$3,728	$2,487	$16,884	$8,418

Basic income per share from continuing operations	$0.12	$0.09	$0.54	$0.32
Basic loss per share from discontinued operations	—	(0.01)	—	(0.05)
Basic net income per share	$0.12	$0.08	$0.54	$0.27

Diluted income per share from continuing operations	$0.12	$0.08	$0.53	$0.31
Diluted loss per share from discontinued operations	—	(0.01)	—	(0.05)
Diluted net income per share(1)	$0.12	$0.08	$0.53	$0.27

Shares used in per share calculations:
Basic	31,272	31,287	31,386	31,231
Diluted	31,527	31,655	31,702	31,641

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and nine months ended September 30, 2015 and 2014 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2015	2014	$	%
Net sales:
Direct	$42,876	$34,498	$8,378	24.3%
Retail	25,730	23,467	2,263	9.6%
Royalty income	2,084	1,102	982	89.1%
	$70,690	$59,067	$11,623	19.7%

Operating income (loss):
Direct	$5,394	$4,133	$1,261	30.5%
Retail	3,224	3,703	(479)	(12.9)%
Unallocated corporate	(2,229)	(3,555)	1,326	37.3%
	$6,389	$4,281	$2,108	49.2%

	Nine Months Ended September 30,		Change
	2015	2014	$	%
Net sales:
Direct	$158,595	$117,589	$41,006	34.9%
Retail	64,424	58,609	5,815	9.9%
Royalty income	3,605	3,319	286	8.6%
	$226,624	$179,517	$47,107	26.2%

Operating income (loss):
Direct	$30,071	$18,375	$11,696	63.7%
Retail	5,900	7,537	(1,637)	(21.7)%
Unallocated corporate	(8,045)	(10,250)	2,205	21.5%
	$27,926	$15,662	$12,264	78.3%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2015 and December 31, 2014 (unaudited and in thousands):

	As of
	September 30, 2015	December 31, 2014
Assets

Cash and cash equivalents	$29,021	$45,206
Available-for-sale securities	45,647	26,984
Trade receivables, net of allowances of $25 and $108	19,091	26,260
Inventories	35,575	24,896
Prepaids and other current assets	5,973	6,987
Income taxes receivable	132	50
Deferred income tax assets, current portion	8,851	12,368
Total current assets	144,290	142,751

Property, plant and equipment, net	11,689	9,634
Goodwill	2,185	2,520
Other intangible assets, net	10,466	10,575
Long-term deferred income tax assets	3,541	9,546
Other assets	471	628
Total assets	$172,642	$175,654

Liabilities and Shareholders' Equity

Trade payables	$38,895	$47,574
Accrued liabilities	8,704	9,851
Warranty obligations	2,658	2,246
Total current liabilities	50,257	59,671

Income taxes payable	3,758	3,725
Other long-term liabilities	1,720	1,186
Shareholders' equity	116,907	111,072
Total liabilities and shareholders' equity	$172,642	$175,654